Exhibit 99.1

PRESS RELEASE

7/19/21

Carlisle Companies to Acquire Henry Company

•	Acquisition of a best-in-class provider of Building Envelope Systems (BES) that control the flow of water, vapor, air and energy to optimize building sustainability
•	Proven track record of high single-digit revenue growth (7% CAGR during 2015-2020)
•	Diverse and well-balanced portfolio of products for new construction and repairs & restoration with a national presence
•	Complementary solutions that strengthen Carlisle’s positioning in integrated Building Envelope Solutions that improve energy efficiency
•	Meaningful cost synergies of $30 million (or 7% of sales) expected by 2025
•	Immediately accretive to Carlisle’s growth outlook, EBITDA margin, and adds $1.25+ of adjusted EPS in 2022
•	Transaction accelerates execution of Vision 2025

SCOTTSDALE, ARIZONA, July 19, 2021 - Carlisle Companies Incorporated (NYSE:CSL) today announced that it has entered into a definitive agreement to acquire Henry Company (“Henry”), a leading provider of building envelope systems, from affiliates of American Securities LLC, a leading U.S. private equity firm. Under the terms of the agreement, Carlisle will purchase Henry for $1.575 billion in cash. The purchase price represents 10.5x Henry’s adjusted EBITDA for the twelve months ending May 31, 2021, when including run-rate cost synergies.

Henry is widely recognized as a best-in-class provider of building envelope systems that control the flow of water, vapor, air and energy in a building. Its premium portfolio is comprised of a well-balanced assortment of complementary products boasting the strong and trusted Henry brands with more than 80 years of history. As a leading innovator in building envelope systems, Henry serves the full spectrum of customers across both new construction and repair & restoration projects within the residential, light commercial, and commercial end-markets. Henry generated revenue of $511 million and adjusted EBITDA of $119 million, representing an adjusted EBITDA margin of 23%, for the twelve months ending May 31, 2021.

The acquisition is consistent with Carlisle’s Vision 2025 to simplify our portfolio and strategically build scale with synergistic acquisitions in order to achieve $15 of earnings per share. Henry augments CCM’s growth and innovation efforts in commercial construction and increases its presence in residential construction in North America. Henry’s complementary solutions strengthen CCM’s positioning in integrated building envelope solutions that reduce installation times and improve energy efficiency. Henry’s innovative culture aligns with that of CCM, enhancing the companies’ combined value proposition to drive superior growth.

Chris Koch, Chairman, President and Chief Executive Officer, said, “The acquisition of Henry, together with the announced divestiture of our Brake and Friction business in May, marks another meaningful evolution of our portfolio. These portfolio moves are consistent with our stated strategy to invest in CCM and diversify into a broader building products platform with a focus on the building envelope. More than half of Henry’s revenue is derived from products that improve energy efficiency, elevating Carlisle’s existing ESG narrative. By acquiring Henry and leveraging the Carlisle Experience across the business, I am confident that we will create significant value for all our stakeholders.”

Nick Shears, President of CCM, added “I am delighted to add Henry’s premium product portfolio, with its well-recognized and trusted brands with more than 80 years of history, to our existing portfolio. Henry accelerates our growth strategy and is highly complementary to our core CCM business as it expands our range of building envelope products into residential construction. The combination will benefit from strong secular tailwinds as demand for energy efficient building solutions continues to increase. In addition, we share a common focus on innovation, which has been core to both companies’ long-term success. We look forward to welcoming Henry’s talented team to Carlisle.”

The acquisition is expected to generate pre-tax cost synergies of approximately $30 million by 2025. Additional revenue synergies from cross-selling a broader product portfolio through Carlisle’s existing relationships and sales channels are also expected. The transaction is expected to be approximately $1.25+ accretive to adjusted EPS in the first full fiscal year.

The acquisition, which is subject to customary closing conditions, is expected to close in the third quarter of 2021.

Conference Call and Webcast

The Company will hold a conference call to discuss this announcement at 9:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website, or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor and Kirkland & Ellis LLP is serving as legal counsel to Carlisle.

Forward-Looking Statements

This press release contains forward-looking statements, including those with respect to the acquisition of Henry and the anticipated timing of the closing of the transaction. These statements represent only Carlisle’s current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of Carlisle’s control. Actual results could differ materially from those reflected in this press release for various reasons, including the failure of the parties to meet or waive closing conditions and the failure to receive required regulatory approvals. Carlisle disclaims any obligation to update forward-looking statements except as required by law.

Non-GAAP Measures

This press release also contains certain financial measures such as adjusted diluted earnings per share, adjusted EBITDA and adjusted EBITDA margin, which are not recognized under U.S. generally accepted accounting principles. Management believes that adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and organic revenue are useful to investors because they allow for comparison to the Company’s and its segments' performance in prior periods without the effect of items that, by their nature, tend to obscure core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. Management also believes free cash flow is useful to investors as an additional way of viewing the Company's liquidity and provides a more complete understanding of factors and trends affecting the Company's cash flows. As a result, management believes that these measures enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to peer companies. As required by SEC Regulation G, reconciliations of these measures to amounts reported in Carlisle's consolidated financial statements are in the supplemental schedules of this press release.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a leading supplier of innovative Building Envelope products and energy-efficient solutions for customers creating sustainable buildings of the future. Through its Construction Materials (CCM) business and family of leading brands, Carlisle delivers innovative, labor-reducing and environmentally responsible products and solutions to customers across the planet through the Carlisle Experience. Over the life of a building, Carlisle’s products help drive lower GHG emissions, improve energy savings for building owners and operators, and increase a building’s resiliency to the elements. Driven by our strategic plan, Vision 2025, Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Carlisle also is a leading provider of products to the Aerospace, Medical Technologies and General Industrial markets through its Interconnect Technologies (CIT) and Fluid Technologies (CFT) business segments. Carlisle is headquartered in Scottsdale, Arizona with more than 180 locations worldwide. Leveraging the talents of over 13,000 employees, Carlisle generated $4.2 billion in revenues in 2020. Learn more about Carlisle at www.carlisle.com.

Contact:	Jim Giannakouros, CFA

Vice President of Investor Relations

Carlisle Companies Incorporated

(480) 781-5135

jgiannakouros@carlisle.com

Carlisle Companies Incorporated

Transaction EBITDA and EBITDA Margin

Earnings before interest, taxes, depreciation and amortization ("EBITDA") transaction EBITDA and transaction EBITDA margin is intended to provide investors and others with information about performance without the effect of items that, by their nature, tend to obscure core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. This information differs from net income determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Henry's EBITDA, transaction EBITDA and transaction EBITDA margin follows, which may not be comparable to similarly titled measures reported by other companies.

(in millions)	LTM 5/31/2021
Estimated Henry revenue (GAAP)	$507
Adjustment to annualize acquired revenue	4
Transaction revenue	$511

Estimated Henry net income (GAAP)	$32
Income tax expense	10
Interest expense	24
Depreciation and amortization	40
Henry EBITDA	106
Adjustment to annualize acquired EBITDA	2
Transaction adjustments(1)	11
Transaction EBITDA	$119

Transaction EBITDA margin	23%

(1)	Transaction adjustments include other adjustments related to gains and losses from acquisitions, insurance, litigation, exit and disposal and other items.

Carlisle Companies Incorporated

Adjusted Earnings Per Share Accretion

Adjusted net income and adjusted diluted earnings per share is intended to provide investors and others with information about performance without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. This information differs from net income and diluted earnings per share determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Henry's projected adjusted net income and adjusted diluted earning per share follows, which may not be comparable to similarly titled measures reported by other companies.

(in millions except for per share amounts)	Year 1(1)
Expected net income (GAAP)	$12
Add, net of tax:
Acquisition amortization(2)	55
Expected incremental adjusted net income	$67

Diluted shares outstanding(3)	53.6

Expected adjusted EPS accretion	$1.25

(1)	Year 1 defined as fiscal year ended December 31, 2022.
(2)	Acquisition-related amortization includes the amortization of customer relationships, technology, trade names and other intangible assets recorded in purchase accounting in connection with a business combination. These intangible assets contribute to revenue generation and the amortization of these assets will recur until such intangible assets are fully amortized.
(3)	Carlisle diluted shares outstanding as of March 31, 2021.

Carlisle Companies Incorporated

Purchase Price Multiple

(in millions except for ratios)
Purchase price	$1,575

Transaction EBITDA	119
Add:
Estimated synergies	30
Total estimated adjusted transaction EBITDA	$149

Implied multiple (transaction EBITDA divided by purchase price)	13.2x

Transaction multiple (adjusted transaction EBITDA divided by purchase price)	10.5x